Exhibit 10.b
Execution Version

THIRD AMENDED AND RESTATED
JOINT VENTURE AGREEMENT
between
POLARIS INC.
and
WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC

Effective as of July 1, 2024

TABLE OF CONTENTS

Page

1.1    Purpose    1
1.2    Name    3
1.3    Location    3
1.4    Term    3
1.5    Capital Contributions.    4
1.6    Agreements    4
1.7    Qualification to do Business    4
1.8    Insurance.    5
1.9    Contribution of Financing Business    5
1.10    Referral of Financing Business    5
ARTICLE II    REPRESENTATIONS AND WARRANTIES    6
2.1    Due Organization; Authority    6
2.2    Due Authorization; Enforceability    6
2.3    No Violation    6
2.4    Brokers or Finders    6
2.5    Sufficient Resources    6
2.6    Liens    6
ARTICLE III    CONFIDENTIALITY    6
ARTICLE IV    INDEMNIFICATION    7
ARTICLE V    DISPUTE RESOLUTION    8
ARTICLE VI    GENERAL    9
6.1    Additional Documents and Acts; Further Assurances    9
6.2    Notices    9
6.3    Governing Laws; Jurisdiction    10
6.4    Waiver of Jury Trial    10
6.5    Entire Agreement    10
6.6    Waiver    10
6.7    Severability    11
6.8    Expenses Incurred in the Formation of the Partnership    11

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TABLE OF CONTENTS
(continued)
Page

6.9    Binding Agreement, Assignments    11
6.10    No Third-Party Beneficiaries    11
6.11    Disclaimer of Agency    11
6.12    Counterparts    11
6.13    Headings    11
6.14    Amendments    12
6.15    Publicity    12
6.16    Other Business    12
6.17    Exclusivity.    12
6.18    Technology    13
6.19    Tradenames    14
6.20    Survival    14
6.21    Amendment and Restatement    14
6.22    Fees Relating to the Partnership Agreement.    15

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THIRD AMENDED AND RESTATED
JOINT VENTURE AGREEMENT
THIS THIRD AMENDED AND RESTATED JOINT VENTURE AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is executed as of February 7, 2024, and effective as of July 1, 2024 (the “Effective Date”), between POLARIS INC., a Delaware corporation (“Polaris”), and WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC, a Delaware limited liability company (“CDF”) (Polaris and CDF, collectively, the “Parties” and, each individually, a “Party”).
RECITALS
The following recitals are a material part of this Agreement:
A.Polaris and CDF desired to organize a general partnership under the laws of the State of Illinois for the ownership and operation of a commercial finance business and related finance businesses within the United States and other countries supporting the business of Polaris and its Affiliates from time to time and such other businesses as the Parties subsequently may agree and, in furtherance thereof, the Parties entered into that certain Joint Venture Agreement, dated as of February 7, 1996, as amended through February 28, 2011 (the “Original Agreement”). On February 28, 2011, Polaris and CDF entered into that certain Amended and Restated Joint Venture Agreement, as amended through August 1, 2019 (the “First Amended Agreement”), which had the effect of amending and restating the Original Agreement in its entirety. On August 1, 2019, Polaris and CDF entered into that certain Second Amended and Restated Joint Venture Agreement, as amended through the date hereof (the “Second Amended Agreement”), which had the effect of amending and restating the First Amended Agreement in its entirety.
B.Polaris and CDF desire to amend and restate the Second Amended Agreement in its entirety as set forth herein.
NOW, THEREFORE, in consideration of the premises, recitals and mutual covenants, undertakings and obligations hereinafter set forth or referred to herein, the Parties mutually covenant and agree as follows:
ARTICLE I
Formation of the Partnership
1.1Purpose. Polaris caused its direct subsidiary, Polaris Acceptance Inc. (“PAI”), a Minnesota corporation, and CDF caused its direct subsidiary, CDF Joint Ventures, LLC (“CDFJV”), a Delaware limited liability company (PAI and CDFJV, collectively, the “Partners” and each a “Partner”), pursuant to that certain Partnership Agreement, dated as of February 7, 1996 with effect from March 1, 1996, as amended through February 28, 2011 (the “Original Partnership Agreement”) to form an Illinois general partnership (the “Partnership” or “Polaris Acceptance”). On February 28, 2011, PAI and CDFJV entered into that certain Amended and Restated Partnership Agreement, as amended through June 1, 2014 (the “First Amended Partnership Agreement”), which had the effect of amending and restating the Original Partnership Agreement in its entirety. On June 1, 2014, PAI and CDFJV entered into that certain Second Amended and Restated Partnership Agreement, as amended through August 1, 2019 (the “Second Amended Partnership Agreement”), which had the effect of amending and restating the

First Amended Partnership Agreement in its entirety. On August 1, 2019, PAI and CDFJV entered into that certain Third Amended and Restated Partnership Agreement, as amended through the date hereof (the “Third Amended Partnership Agreement”), which had the effect of amending and restating the Second Amended Partnership Agreement in its entirety. As of the date hereof, PAI and CDFJV have entered into that certain Fourth Amended and Restated Partnership Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Partnership Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Partnership Agreement). The purpose of the Partnership is limited strictly to the ownership and operation of a commercial finance business and related finance businesses in support of the following:
(i)the domestic sales of products manufactured or distributed from time to time by Polaris, PAI, Polaris Industries Inc., a Delaware corporation (“Manufacturer”), Polaris Sales Inc., a Minnesota corporation (“PSI”), Pontoon Boat, LLC, a Delaware limited liability company (“Pontoon”), Polaris Boats LLC, a Delaware limited liability company (“Boats”), and Highwater Marine, LLC, a Delaware limited liability company (“Highwater” and together with Polaris, PAI, Manufacturer, PSI, Pontoon, and Boats, collectively, the “Polaris Entities” and each individually, a “Polaris Entity”) or any of their Affiliates (each a “Polaris Product”, and collectively, the “Polaris Products”) to some or all of the Polaris Commercial Customers (as such term in defined in the Partnership Agreement) (A) unless the Management Committee makes a unanimous determination with respect to a Polaris Product that the Partnership should not provide inventory financing for such Polaris Product (such determination to be made after the disclosure to the Management Committee by each Party of any legal prohibitions or limitations in connection with such financing known to it), then such Polaris Product shall be excluded from the financing activities of the Partnership until the Management Committee makes a unanimous determination not to continue such exclusion (such excluded Polaris Products, if any, the “Excluded Products”), or (B) other than with respect to (1) the Polaris Commercial Customers which are listed on Schedule 2 to the Partnership Agreement, or (2) other Polaris Commercial Customers with respect to which the Management Committee makes a unanimous determination that the Partnership should not provide inventory financing to such Polaris Commercial Customers, then, in each case, such Polaris Commercial Customers shall be excluded from the financing activities of the Partnership as well as the provisions of Section 6.17 below, until the Management Committee makes a unanimous determination not to continue such exclusion (such excluded Polaris Commercial Customers, if any, the “Excluded Dealers”);
(ii)domestic sales of products manufactured and/or distributed from time to time by manufacturers and distributors other than the Polaris Entities and/or any of their Affiliates, including, without limitation, Alcom, LLC, to Polaris Commercial Customers;
(iii)domestic purchases (or trade-ins) of used products manufactured and/or distributed from time to time by manufacturers and distributors other than the Polaris Entities and/or any of their Affiliates; and
(iv)such other businesses in such geographic areas as the Parties subsequently may agree; provided, in each of clauses (ii), (iii), and (iv), that the Partners or the Management Committee has unanimously approved the financing of such sales, purchases (or trade-ins), or other businesses. For the avoidance of doubt, as of the Effective Date, Marine Portfolio Products (as such term is defined in the Partnership Agreement) are not Excluded Products.

1.2Name. The name of the Partnership shall be Polaris Acceptance, or any other such name as may hereafter be Approved by the Management Committee.
1.3Location. The principal place of business of the Partnership shall be at:
10 South Wacker Drive
Chicago, IL 60606
If Approved by the Management Committee, the principal place of business of the Partnership may be changed to any other address in Illinois. The Partnership also shall have an office at the following address, or at any other address or addresses as may be Approved by the Management Committee:
c/o Polaris Inc.
2100 Highway 55
Medina, MN 55340.
1.4Term. The term of the Partnership began on March 1, 1996 and, unless sooner dissolved and terminated under the provisions of the Partnership Agreement, shall continue until the Last Day of the Initial Term or, if applicable, the last day of an additional term or an Extended Term, and thereafter shall be extended automatically for additional one-year terms unless during the 90-day period prior to the then-scheduled Renewal Notice Date for the term of the Partnership either Partner gives notice to the other Partner of its intention not to extend the term, in which event the Partnership shall dissolve in accordance with the terms of the Partnership Agreement upon the scheduled expiration of the then current term of the Partnership, except as otherwise provided in Sections 3.2 and 3.3 of the Partnership Agreement. If either Partner gives notice to the other Partner at least 90 days prior to a Renewal Notice Date of its intention to extend the term for an additional five-year term (such term, an “Extended Term”) and the other Partner agrees in writing to such Extended Term prior to such Renewal Notice Date, then the Partnership shall continue for such Extended Term until the last day thereof, subject to automatic extensions pursuant to the foregoing sentence. If the other Partner does not so agree in writing to such Extended Term, the term of the Partnership shall nevertheless be extended automatically for additional one-year terms pursuant to the first sentence of this Section 1.4 unless, prior to a Renewal Notice Date, a Partner gives notice to the other Partner of its intention not to extend the term during the periods set forth above for such notice. For the avoidance of doubt, if the Partners have agreed to an Extended Term prior to a scheduled Renewal Notice Date, the “then-scheduled Renewal Notice Date” referenced above, means the new Renewal Notice Date for the agreed Extended Term, and the “scheduled expiration of the then current term of the Partnership” referenced above means the scheduled expiration of the agreed Extended Term.
1.5Capital Contributions.
(a)Initial Capital Contribution. Pursuant to the terms of the Partnership Agreement, on March 1, 1996 and concurrently with the effectiveness of the formation of the Partnership, PAI and CDFJV contributed as the initial capital of the Partnership the following amounts in cash: (i) in the case of PAI, an amount equal to 3.75% of the aggregate accounts receivable (exclusive of reserves, if any) contributed to the Partnership by CDF upon formation of the Partnership as contemplated by Section 1.9 hereof, and (ii) in the case of CDFJV, an amount equal to 11.25% of the aggregate accounts receivable (exclusive of reserves, if any) contributed to the Partnership by CDF upon formation of the Partnership as contemplated by Section 1.9 hereof. PAI subsequently exercised its option pursuant to the Original Partnership

Agreement to increase its equity share in the Partnership to 50%, and PAI made a corresponding capital contribution.
(b)Ongoing Capital Contributions. Pursuant to Section 2.2 of the Partnership Agreement entitled “Additional Capital Contributions”, each of PAI and CDFJV is required to make certain payments from time to time to maintain capital requirements. In the event PAI does not make any such payment in full when due, within 5 Business Days thereafter Polaris shall make or cause one of its Affiliates to make such required payment on behalf of PAI. In the event CDFJV does not make any such payment in full when due, within 5 Business Days thereafter CDF shall make or cause one of its Affiliates to make such required payments on behalf of CDFJV.
(c)General Reserve Obligations. Pursuant to Section 2.6 of the Partnership Agreement entitled “Establishment of Reserves”, each of PAI and CDFJV may be required to make certain payments from time to time to maintain general reserves established by the Management Committee. In the event PAI does not make any such required payment in full when due, within 5 Business Days thereafter Polaris shall make or cause one of its Affiliates to make such required payments on behalf of PAI. In the event CDFJV does not make any such required payment in full when due, within 5 Business Days thereafter CDF shall make or cause one of its Affiliates to make such required payments on behalf of CDFJV.
1.6Agreements. The Parties have executed and delivered or caused their respective subsidiaries, PAI, Manufacturer, PSI, and CDFJV (where appropriate), to execute and deliver the following documents (collectively, with this Agreement and as each such document may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Definitive Agreements”): (a) the Partnership Agreement; (b) the Credit and Security Agreement; (c) the CDF Services Agreement, the Polaris Services Agreement, and the Subservices Agreement (the CDF Services Agreement, the Polaris Services Agreement and the Subservices Agreement, collectively, the “Services Agreements”); (d) the Manufacturer’s Repurchase Agreement; (e) the Contribution Agreement; (f) the Program Letters; and (g) the License Agreement.
1.7Qualification to do Business. CDF shall cause the Partnership, PAI and CDFJV to become qualified to do business in all fifty states. Each of Polaris and CDF shall maintain the qualifications to do business in all fifty states of its respective subsidiary that is a Partner. CDF shall also cause the Partnership, PAI and CDFJV to make such assumed name and fictitious name filings as are necessary for the conduct of the business of the Partnership as contemplated by this Agreement and the Partnership Agreement. In connection with all filings for, or on behalf of, the Partnership or PAI for which CDF has responsibility, Polaris shall, and shall cause PAI to, cooperate with CDF in causing such filings to be made in a timely manner. All fees and expenses of the initial qualification to do business and assumed name and fictitious name filings incurred by CDF shall be charged to the Partnership. All fees and expenses of subsequent filings to maintain such qualifications and any related filings shall be borne by the Partner responsible for such filings.
1.8Insurance.
(a)Polaris and CDF each shall provide at their own expense directors and officers liability insurance for the managers serving on the Management Committee appointed by its respective subsidiary which is a Partner in a policy amount of not less than $10,000,000.
(b)CDF shall arrange for repossession insurance and related inventory insurance appropriate for the business of the Partnership and shall arrange for the extension of CDF’s existing single interest insurance coverage to the joint venture’s business. The costs for the repossession insurance, related inventory insurance and the extension of CDF’s single interest insurance to the joint venture’s business shall be charged to Polaris Acceptance.
(c)CDF shall arrange for the extension of its existing national bonding coverage to dealers serviced by Polaris Acceptance.
1.9Contribution of Financing Business. On March 1, 1996, concurrently with the effectiveness of the formation of the Partnership and the making of the initial capital contributions by the Partners to the Partnership, CDF caused its then-existing portfolio of commercial finance business supporting the business of the Polaris Entities to be contributed to Polaris Acceptance pursuant to the Contribution Agreement. Such contribution was encumbered by a liability of equal value of the Partnership to make an equalization payment to CDF for such contribution, in accordance with the terms of the Contribution Agreement, in order to maintain the Partners’ respective initial capital contributions at levels proportional to the Partners’ respective initial partnership interests in the Partnership.
1.10Referral of Financing Business. During the term of the Partnership, Polaris shall use all reasonable efforts, and shall cause the Polaris Entities and their Affiliates to use all reasonable efforts, to recommend to all Polaris Commercial Customers that are purchasers of Polaris Products (other than Excluded Dealers) that all of the inventory finance business associated with such Polaris Product (other than Excluded Products), including, without limitation, all the floor-plan financing of all such Polaris Product (other than Excluded Products) for all Polaris Commercial Customers, as the case may be (other than Excluded Dealers), be provided by Polaris Acceptance during the term of the Partnership. Without limiting the generality of the foregoing, during the term of the Partnership, Polaris shall not, and Polaris shall not permit the Polaris Entities or any of their Affiliates to, recommend to any Polaris Commercial Customer (other than a Polaris Commercial Customer that has been rejected by the Partnership for inventory financing and other than Excluded Dealers) of Polaris Product (other than Excluded Products) that such Polaris Commercial Customer obtain inventory financing for such Polaris Product from any source other than Polaris Acceptance during the term of the Partnership.
ARTICLE II
Representations and Warranties
Each Party represents and warrants to the other Party with respect to itself and its respective subsidiary that is a Partner that:
2.1Due Organization; Authority. It is a corporation duly organized and validly existing in good standing under the laws of the state of its incorporation and has the power, authority and legal right to enter into and perform its obligations under the Definitive Agreements to which it is a party.
2.2Due Authorization; Enforceability. Each of the Definitive Agreements to which it is a party has been duly authorized, executed and delivered by it and, assuming due authorization, execution and delivery thereof by the other parties thereto, constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity.
2.3No Violation. The execution and delivery by it of the Definitive Agreements to which it is a party do not, and the performance by it of its obligations thereunder will not (i) violate or conflict with any provision of its charter or by-laws or other constituent documents, any law, governmental rule or regulation, judgment or order applicable to it, or any provision of any indenture, mortgage, contract or other instrument to which it is a party or by which it or its property is bound, (ii) constitute a default under any agreement to which it is a party or by which it or its property is bound, or (iii) require the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by, any federal or state governmental authority or agency (including any local governmental authority or agency), except such as have been duly obtained, given or accomplished and are in full force and effect.
2.4Brokers or Finders. Neither it nor any of its officer’s, agents, representatives, employees or shareholders has employed any brokers, finders or other intermediaries, or incurred any liability for any broker’s fees, finder’s fees, commissions or other amounts, with respect to the Partnership or the transactions contemplated by the Definitive Agreements.
2.5Sufficient Resources. It has sufficient resources to perform or to cause its Affiliates to perform their respective financial and other obligations as contemplated by the Definitive Agreements.
2.6Liens. The performance of any transactions contemplated by this Agreement, or the other Definitive Agreements will not give rise to any liens on the property of the Partnership or either Partner’s Partnership Interest, except as expressly contemplated by Article X of the Partnership Agreement.
ARTICLE III
Confidentiality
During the term of the Partnership, each Party shall, and shall cause its officers, directors, employees, representatives, agents and Affiliates to, keep any nonpublic information which the other Party or any of its Affiliates treats or designates as confidential (including, without limitation, the Technology), any nonpublic information concerning the formation and operation of the Partnership or the particulars thereof, and any other nonpublic information set forth in the Definitive Agreements or in other documents concerning the Partnership or relating to the performance by the Parties or any of their Affiliates of any of the Definitive Agreements strictly confidential and not disclose any such information to any person (except for such Party’s and its Affiliates’ financial and legal advisors, lenders, auditors, accountants, officers, directors, employees, representatives and agents), or use any such information in the business of such Party or any Affiliate of such Party (except for the business contemplated by the Definitive Agreements). In addition, for five years following termination of this Agreement, Polaris shall, and shall cause its officers, directors, employees, representatives, agents and Affiliates to, keep all information concerning the System Technology strictly confidential and not disclose any such information to any person or use any such information in the business of Polaris or any Affiliate of Polaris. Notwithstanding the foregoing, a Party shall be under no obligation to keep confidential (i) information which is known to the receiving Party prior to receipt thereof from the disclosing Party, (ii) information which is or becomes generally available to the public other than as a result of a disclosure in violation of the terms of this Article III, (iii) information disclosed to a Party by a third party having the right to disclose such information to such Party, or (iv) information which a Party is legally compelled to disclose; provided that each Party agrees to use all reasonable efforts to notify the other Party of any legal requirement to disclose sufficiently in advance of the disclosure to permit the other Party to challenge the legal requirement. Without the prior written consent of the other Party (which consent shall not unreasonably be withheld), a Party shall not permit any person to conduct due diligence with respect to the Partnership or the services provided by PAI or CDF to the Partnership; provided, however, that the Party permitting the due diligence shall cause the party conducting the due diligence to agree in writing to be bound by confidentiality provisions consistent with this Article III. Each Party recognizes and acknowledges that the injury to the Partnership and the other Party which would result from a breach of the provisions of this Article III could not adequately be compensated by money damages. The Parties expressly agree and contemplate, therefore, that in the event of the breach or default by either Party of any provision of this Article III, the Partnership or the other Party, in addition to any remedies which it might otherwise be entitled to pursue, may obtain such appropriate injunctive relief in support of any such provision of this Agreement.
ARTICLE IV
Indemnification
Each Party shall indemnify, defend and hold harmless the other Party and its Affiliates and the past, present and future officers, directors, shareholders, partners, employees, lawyers, representatives and agents of such Party and such Affiliates (collectively, the “Indemnified Parties”) against all losses, costs, damages and expenses (including reasonable attorneys’ fees and expenses) incurred by the Indemnified Parties as a result of such Party’s breach of any of its representations, warranties or obligations hereunder.
ARTICLE V
Dispute Resolution
(a)If a dispute shall arise between the Parties as to the interpretation of, or the existence or extent of a breach with respect to, any provision contained in this Agreement (but exclusive of Articles III and IV and Sections 6.3, 6.4, 6.15, 6.17 and 6.18 of this Agreement), or if the Parties shall be unable to agree as to the determination of any accounting matter or other computation expressly contemplated by this Agreement and the other Definitive Agreements (all such disputes and failures to agree, the “Arbitrable Disputes”), then either Party may request, by giving written notice to the other Party, that the President (or other senior executive officer) of each of Polaris and CDF (the “CEOs”) confer within five Business Days regarding the Arbitrable Dispute. The CEOs shall confer in good faith and use all reasonable efforts to resolve the Arbitrable Dispute.
(b)If the CEOs do not resolve the Arbitrable Dispute within five Business Days after the Arbitrable Dispute has been submitted to them, then the Arbitrable Dispute shall be submitted to arbitration in accordance with the procedures set forth below in this Article V.
(c)A panel of three arbitrators (the “Panel”) will be formed no later than ten days after the failure of the CEOs to resolve the Arbitrable Dispute. Each Party will request an accounting firm of its choice to select an arbitrator, which arbitrator may be (but need not be) a member of such accounting firm. The two arbitrators then will choose a third arbitrator who shall not be affiliated in any manner with the Parties. All of the arbitrators shall be generally familiar with the floorplan financing industry.
(d)Except as otherwise provided herein, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association. The Panel shall allow such discovery, submissions and hearings as it determines to be appropriate, giving consideration to the Parties’ mutual desire for an efficient resolution of the Arbitrable Dispute. After conducting such hearings and reviewing the submissions of the Parties, the Panel shall make its decision with respect to the Arbitrable Dispute. Such decision shall be made within ten days of the formation of the Panel or as soon as practicable thereafter, but in no event later than twenty days after the formation of the Panel. The Panel shall have the authority to award relief under legal or equitable principles and to allocate responsibility for the costs of the arbitration and to award recovery of reasonable attorney’s fees and expenses in such manner as is determined to be appropriate. A full and complete record and transcript of the arbitration proceeding shall be maintained. The decision of the Panel shall be in writing accompanied concurrently by a written summary of its conclusions as well as the reasons for such conclusions.
(e)Each Party shall have five Business Days to object to the Panel’s decision, or any part thereof, by written submission made to the Panel and, if deemed appropriate by the Panel, in a hearing. After such objection, the Panel shall have three Business Days to reconsider and modify the decision, which modification, if any, shall be explained in writing. Thereafter, the decision of the Panel shall be final, binding and nonappealable with respect to the Parties and all other persons or entities, including persons or entities which have failed or refused to participate in the arbitration process and shall be reviewable only to the extent provided by law.
(f)The initiation of the dispute resolution procedures in this Article V shall not excuse either Party, or any of their respective Affiliates, from performing its obligations hereunder or under any of the other Definitive Agreements or in connection with the transactions contemplated hereby. While the dispute procedure is pending, the Parties and their respective Affiliates shall continue to perform in good faith their respective obligations hereunder and under the other Definitive Agreements, subject to any rights to terminate this Agreement or the other Definitive Agreements that may be available to the Parties or their respective Affiliates.
(g)The provisions of this Article V shall be the exclusive remedy of the Parties for all Arbitrable Disputes. The terms of this Article V, including this paragraph (g), shall be without prejudice to the rights of either Party to obtain recovery from, or to seek recourse against, the other Party (or otherwise), in such manner as such Party may elect (but subject to Section 6.4 hereof), for all claims, damages, losses, costs and matters other than those related to Arbitrable Disputes.
ARTICLE VI
General
6.1Additional Documents and Acts; Further Assurances. In connection with this Agreement as well as all transactions contemplated by this Agreement, each Party agrees to use all reasonable efforts to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions. All approvals of either Party hereunder shall be in writing.
6.2Notices. All notices, documents, written deliveries and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered in person, (b) one Business Day after deposit with a nationally recognized overnight courier service, (c) five Business Days after being deposited in the United States mail, postage prepaid, first class, registered or certified mail, or (d) the Business Day on which sent and received by facsimile or electronic mail as follows:

To:    Polaris
c/o Polaris Inc.
2100 Highway 55
Medina, MN 55340
Attention: Chief Financial Officer
Facsimile Number: 763-542-0595
With a copy to:    Polaris
c/o Polaris Inc.
2100 Highway 55
Medina, MN 55340
Attention: General Counsel
Facsimile Number: 763-525-7790
With a copy to:    Kaplan, Strangis and Kaplan, P.A.
5500 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Attention: James C. Melville
Facsimile Number: 612-375-1143
To:    CDF
c/o Wells Fargo Commercial
Distribution Finance, LLC
10 South Wacker Street
Chicago, IL 60606
Attention: Credit Director
With a copy to:    General Counsel
Wells Fargo Commercial
Distribution Finance, LLC
10 South Wacker Drive
Chicago, IL 60606
Attention: Legal Department
6.3Governing Laws; Jurisdiction. This Agreement shall be governed by, and construed under, the laws of the State of Illinois without regard to conflict of law principles. Subject to Article V hereof and without prejudice to the rights of either Party to bring an action before any court having jurisdiction, Polaris and CDF each agree that any litigation between them or any of their respective Affiliates arising out of, connected with, related to, or incidental to the relationship established between them in connection with this Agreement or the other Definitive Agreements, and whether arising in contract, tort, equity or otherwise, may be resolved by state or federal courts located in Chicago, Illinois.
6.4Waiver of Jury Trial. With prejudice to the provisions of Article V hereof, Polaris and CDF each waives, for itself and for any of its Affiliates, any right to have a jury participate in resolving any litigation, whether sounding in contract, tort, equity or otherwise, between Polaris or CDF or any of their respective Affiliates arising out of, connected with, related to or incidental to the relationship established between them in connection with this Agreement or the other Definitive Agreements. Polaris and CDF each agree that any litigation shall be resolved in a bench trial without a jury.
6.5Entire Agreement. This Agreement, together with the other Definitive Agreements, contains all of the understandings and agreements of whatsoever kind and nature existing between the Parties hereto and their respective Affiliates with respect to this Agreement and the other Definitive Agreements, the subject matter hereof and of the other Definitive Agreements, and the rights, interests, understandings, agreements and obligations of the Parties and their respective Affiliates pertaining to the subject matter thereof and the Partnership, and supersedes any previous agreements between the Parties and their respective Affiliates.
6.6Waiver. No consent or waiver, expressed or implied, by either Party or any of their respective Affiliates to or of any breach or default by the other Party or any of its Affiliates in the performance by the other Party or any of its Affiliates of its obligations under this Agreement and the other Definitive Agreements to which it is a party shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by that Party or any of its Affiliates of the same or any other obligations of that Party or its Affiliates. Failure on the part of either Party or its Affiliates to complain of any act or failure to act on the part of the other Party or its Affiliates or to declare the other Party or its Affiliates in default, irrespective of how long the failure continues, shall not constitute a waiver by that Party or its Affiliates of its rights under this Agreement or the other Definitive Agreements.
6.7Severability . If any provision of this Agreement or its application to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of the provisions to other persons or circumstances shall not be affected thereby, and this Agreement shall be enforced to the greatest extent permitted by law.
6.8Expenses Incurred in the Formation of the Partnership. All disbursements for (a) qualification to do business and fictitious name filings contemplated by Section 1.7, and (b) repossession insurance, related inventory insurance and single interest insurance contemplated by Section 1.8(b) that are incurred by the Parties in connection with the formation of the Partnership shall be charged by the Parties to the Partnership. All other fees, charges and expenses incurred by the Parties in connection with the formation of the Partnership and the transactions contemplated hereby (including all related legal fees) shall be borne by the Party incurring them.
6.9Binding Agreement, Assignments. This Agreement shall be binding upon the Parties and their respective successors and assigns and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, neither Party hereto shall be permitted to assign its rights and obligations hereunder without the prior written consent of the other Party. Whenever a reference to any party or Party is made in this Agreement, such reference shall be deemed to include a reference to the successors and permitted assigns of that party or Party.
6.10No Third-Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the Parties, and it shall not be deemed to be for the direct or indirect benefit of the customers of either Party (or any of its Affiliates) or any other person.
6.11Disclaimer of Agency. This Agreement shall not constitute either Party (or any of its Affiliates) as a legal representative or agent of the other Party (or any of its Affiliates), nor shall a Party (nor any of its Affiliates) have the right or authority to assume, create or incur any liability or any obligation of any kind, expressed or implied, against or in the name or on behalf of the other Party (or any of its Affiliates) or the Partnership, unless otherwise expressly permitted by such Party, and except as expressly provided in any of the Definitive Agreements.
6.12Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
6.13Headings. The headings in this Agreement are inserted for convenience only and are not to be considered in the interpretation or construction of the provisions hereof.
6.14Amendments. This Agreement may be amended at any time and from time to time, but any amendment must be in writing and signed by the Parties and by person who is then a Partner of the Partnership.
6.15Publicity. Neither Polaris nor CDF nor any of their respective Affiliates shall make any public announcement or other disclosure to the press or public regarding this Agreement or the Partnership or any matter related hereto or thereto, unless Polaris and CDF mutually agree to make an announcement in a form that both Parties have approved. Notwithstanding the foregoing, to the extent a Party (or its Affiliate) is required by law or the rules of a national securities exchange applicable to such Party (or such Affiliate) to make a public announcement regarding this Agreement or the Partnership or any matter related hereto or thereto, then such Party (or such Affiliate) may make a public announcement in order for such Party (or such Affiliate) to duly comply with such law or rule; provided that such Party (or such Affiliate) gives notice to the other Party of such public announcement promptly upon such Party (or such Affiliate) becoming aware of its need to comply with such law or rule, but, in any event, not later than the time the public announcement is to be made.
6.16Other Business. During the continuance of the Partnership, each Party, and each Party’s Affiliates, may continue to operate its business in the usual course. Each Party, and each Party’s Affiliates (exclusive of Polaris Acceptance), at any time and from time to time, may engage in and pursue other business ventures. Without limiting the scope of the foregoing, each of CDF, CDFJV, Polaris, Manufacturer, PSI, and PAI may pursue other business opportunities (including, without limitation, joint ventures) with no obligation to refer business or offer opportunities to the Partnership or to each other, except as otherwise expressly provided in Sections 1.10 and 6.17 of this Agreement and Section 12.15 of the Partnership Agreement.
6.17Exclusivity.
(a)Polaris covenants and agrees with CDF that, during the term of the Partnership, it will not, and it will not permit Manufacturer, PSI, PAI, Pontoon, Boats, Highwater, or any of its or their Affiliates to, enter into, consummate, or otherwise arrange for any joint venture, business combination, contractual arrangement, partnership, or other legal or business relationship with any other person or entity for the purpose (whether exclusive, primary or otherwise) of operating, during any period prior to the termination of this Agreement and the dissolution of the Partnership, a commercial finance business and related finance businesses supporting (i) the domestic sales of Polaris Product (other than Excluded Products) to some or all Polaris Commercial Customers (other than the Excluded Dealers) or otherwise providing inventory financing (including, without limitation, floorplan financing) to Polaris Commercial Customers (other than the Excluded Dealers) for Polaris Product (other than Excluded Products), (ii) domestic sales of products manufactured and/or distributed from time to time by manufacturers and distributors other than Polaris Entities and/or any of their Affiliates, including, without limitation, Alcom, LLC, to Polaris Commercial Customers (other than the Excluded Dealers), and (iii) such other businesses in such geographic areas as the Parties have agreed the Partnership will support; provided, in each of clauses (ii) and (iii), that the Partners or the Management Committee has unanimously approved the financing of such sales or other businesses.
(b)If Polaris or any of its Affiliates acquire the assets or stock of any business which involves a new line or lines of business relating to, including the manufacture or distribution of, products which, prior to such acquisition, Polaris or any of its Affiliates did not previously manufacture or distribute, Polaris shall present such new Polaris Product business for evaluation and financing by the Partnership in accordance with the provisions of Section 12.15 of the Partnership Agreement. Polaris acknowledges and agrees that its agreement set forth in this Section 6.17 is a material inducement for CDF to enter into, and continue performing under, this Agreement.
(c)Commencing on the Effective Date, Polaris shall begin to transition the Marine Portfolio Products business for financing by the Partnership as soon as reasonably practicable following the Effective Date. For the avoidance of doubt, as of the Effective Date, Marine Portfolio Products are not Excluded Products.
6.18Technology. Any processes, techniques, hardware, software, copyrights, patents, practices or other intellectual property which are owned or used by either Party (or, in the case of Polaris, Manufacturer, PSI, PAI, Pontoon, Boats or Highwater or, in the case of CDF, CDFJV), and used by such Party (or Manufacturer, PSI, PAI, Pontoon, Boats or Highwater, or CDFJV, as appropriate) in the performance of its obligations under this Agreement, the Partnership Agreement or the other Definitive Agreements and which are proprietary to such Party (or Manufacturer, PSI, PAI, Pontoon, Boats or Highwater, or CDFJV, as appropriate) (collectively, the “Technology”) shall be and at all times shall remain the property of such Party (or Manufacturer, PSI, PAI, Pontoon, Boats or Highwater, or CDFJV, as appropriate), and the Partnership shall not have any interest in such Technology, except to the extent expressly provided to the contrary in one or more of the Definitive Agreements, and except that, in connection with either (i) the purchase or other assumption by PAI or any of its Affiliates of the entire partnership interest of CDFJV in the Partnership pursuant to the terms of the Partnership Agreement, or (ii) any dissolution of the Partnership other than a dissolution pursuant to Section 8.3 (with respect to PAI or any of its Affiliates) of the Partnership Agreement or Section 8.4 (with respect to PAI or any of its Affiliates) of the Partnership Agreement, CDFJV and CDF shall be deemed to have automatically granted to the Partnership and PAI a perpetual, royalty-free, non-exclusive license to use all such Technology owned or used by CDFJV or CDF (but exclusive of Technology consisting of System Technology) in connection with the conduct of the business of the Partnership; provided that such license shall extend to Technology owned or used by CDFJV or CDF only to the extent that CDFJV or CDF is the owner of such Technology or (with respect to all such Technology not owned by CDFJV or CDF) has the legal right to grant to the Partnership and PAI such a license. To the extent that CDFJV or CDF has the legal right to permit an assignment of such license by the Partnership or PAI, such license shall be assignable by each of the Partnership and PAI to Polaris or any Affiliate of Polaris in the sole discretion of the Partnership or PAI, as appropriate. For purposes hereof, “System Technology” shall mean the hardware and software (including, without limitation, the operating system software, the source code and the machine code, and including software owned by CDF and its Affiliates and third party licensed software used in connection with the System Technology or the services provided under the CDF Services Agreement) used by CDF and its Affiliates to provide the services under the CDF Services Agreement (which software may be identified by CDF as being confidential or subject to a copyright pursuant to a notice to such effect disclosed when accessing CDF’s computer system), together with all written manuals and other documentation for system use (which are internally written or produced by CDF or an Affiliate or licensed to CDF or an Affiliate), diagnostic processes, security procedures, file arrays, database systems, processing procedures, program logic, data manipulation formats and data manipulation and processing routines (including, but not limited to, (a) internal programming processing logic, (b) software logic, software formatting and software sequencing for (i) invoice purchasing, (ii) cash application, (iii) invoice purchase approval, (iv) the development and use of rates and terms, (v) credit underwriting, (vi) portfolio control, and (vii) floorcheck collateral verifications, and (c) third-party licensed products, but excluding system generated reports, forms of billing statements, forms of transaction statements and any information not subject to copyright (provided such information is not otherwise proprietary to CDF or its Affiliates) or which is not otherwise proprietary to CDF or its Affiliates) related to such hardware and software, as such may be modified, expanded or superseded from time to time. Except as expressly described in this Section 6.18, under no circumstances shall a Party or any of its Affiliates have any interest in the Technology of the other Party and its Affiliates by virtue of this Agreement or as a result of the formation and operation of the Partnership.
Any Technology developed in connection with the operation of the Partnership, which relates to services provided by CDF or PAI, respectively, shall be deemed to be the property of CDF or PAI, respectively, and such Technology shall not be deemed property of the Partnership; provided, however, that if such Technology is developed for use with the Partnership at the request of the Partnership, or if substantially all of the cost of developing such Technology is paid by the Partnership, then (subject to the last sentence of this Section 6.18) CDF or PAI, as appropriate, shall permit the Partnership to replicate for its own use such Technology, and such replicated Technology shall be deemed to be property of the Partnership, and the Partnership shall have an independent, perpetual, non-exclusive right to use such replicated Technology. Notwithstanding the foregoing, the Partnership shall be permitted to replicate the Technology only to the extent that CDF or PAI, as appropriate, is the owner of such Technology or (with respect to all such Technology not owned by CDF or PAI, as appropriate) has the legal right to permit the Partnership to replicate such Technology.
6.19Tradenames. Subject to the terms of the License Agreement, neither Party shall obtain any rights in any tradename of the other Party or any of its Affiliates by virtue of this Agreement or as a result of the formation and operation of the Partnership. Upon dissolution of the Partnership, PAI shall succeed to the name “Polaris Acceptance” and neither CDF nor CDFJV shall have any rights thereto, except that CDF shall continue to be able to use the name “Polaris Acceptance” in connection with the liquidation of the PA Run-off Accounts (as defined in the CDF Services Agreement), and except that CDF shall continue to be able to use the name “Polaris Acceptance” to the extent provided in Section 8.12 of the Partnership Agreement.
6.20Survival. The provisions of Article III, Article IV, Article V, Section 6.3, Section 6.4, Section 6.8, Section 6.15 and Section 6.18 regarding confidentiality, indemnification, dispute resolution, governing laws and jurisdiction, waiver of jury trial, expenses, publicity and Technology shall survive any termination of this Agreement.
6.21Amendment and Restatement. This Agreement amends, restates and supersedes the Second Amended Agreement in its entirety effective as of the Effective Date. Prior to the Effective Date, the Second Amended Agreement shall remain in full force and effect. The parties to this Agreement agree that this Agreement is not intended to and shall not constitute a novation, cancellation, extinguishment, payment or satisfaction of any of the obligations of either party under or pursuant to the Second Amended Agreement.
6.22Fees Relating to the Partnership Agreement.
(a)In connection with, and as consideration for, the execution and delivery of the Third Amended Partnership Agreement, CDF paid to Polaris a one-time program renewal consideration fee in the amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the “2019 Program Renewal Fee”), subject in all respects to this Section 6.22.
(b)In connection with, and as consideration for, the execution and delivery of the Partnership Agreement, CDF agrees to pay Polaris a one-time program consideration fee in the amount of Six Million Dollars ($6,000,000) (the “2024 Program Fee”) by wire transfer of immediately available funds to Polaris’ account as Polaris may designate within three (3) Business Days after the later of (i) the date on which all of the 2024 Amendments have been fully executed and delivered by the parties thereto, or (ii) the Effective Date, subject, in either case, to the following terms and conditions: (x) there has been full execution and delivery of all 2024 Amendments by the parties thereto, and (y) all Definitive Agreements are still in effect on the date the 2024 Program Fee is payable and that no notice of termination of any of the Definitive Agreements has been given by any party thereunder prior to or on such date.
(c)If the Partnership (i) is dissolved at the election of CDFJV pursuant to Section 8.1(a) or (b) of the Partnership Agreement and PAI is the Defaulting Partner with respect to the Event of Default (as such terms are defined in the Partnership Agreement) giving rise to such election to dissolve the Partnership, or (ii) is dissolved at the election of PAI under Sections 8.3, 8.4, 8.5, or 8.6 of the Partnership Agreement, Polaris shall, on the Termination Effective Date, reimburse CDF an amount equal to the Unamortized Portion of the Program Fees as of the Termination Effective Date by wire transfer of immediately available funds to such of CDF’s accounts as CDF may designate. The obligation of Polaris to reimburse CDF is to compensate CDF for its damages, and as partial liquidated damages, arising solely in connection with, and limited to, the payment by CDF of the Program Fees, and not as a penalty. The reimbursement obligation set forth in this Section 6.22(c) does not limit or restrict CDF or CDFJV in connection with any breach, default or Event of Default under or pursuant to this Agreement, the Partnership Agreement or any other Definitive Agreement, and both CDF and CDFJV shall continue to have the right to seek damages with respect to any matter other than the payment of the Program Fees, including any matter arising out of or in connection with any of the Definitive Agreements or by law, in connection with or as a result of a breach, default or Event of a Default under or pursuant to this Agreement, the Partnership Agreement or any other Definitive Agreement by Polaris or PAI or in the event that the Partnership is terminated or dissolved earlier than as otherwise provided herein or under the terms of the Partnership Agreement on account of a breach or default or Event of Default under or pursuant to this Agreement, the Partnership Agreement or any other Definitive Agreement by Polaris or PAI. Nothing contained herein shall be interpreted as creating or establishing any additional right or rights of termination or dissolution on behalf of either PAI or CDFJV.
(d)As used herein:
“2024 Amendments” means the following agreements: (i) the Manufacturer’s Repurchase Agreement (as such term is defined in the Partnership Agreement), (ii) the Program Letters (as such term is defined in the Partnership Agreement), (iii) this Agreement, and (iv) the Partnership Agreement.
“Program Fees” means the 2019 Program Renewal Fee, and the 2024 Program Fee, collectively.
“Termination Effective Date” means (i) with respect to a dissolution referenced in Section 6.22(c)(i) above, the date of the Event of Default giving rise to such dissolution, and (ii) with respect to a dissolution referenced in Section 6.22(c)(ii) above, the date in which written notice of the dissolution is given by PAI to CDFJV.

“Unamortized Portion of the Program Fees” means:
(i)during the period beginning on the Effective Date and ending on February 28, 2025, $6,500,000,
(ii)during the period beginning on March 1, 2025, and ending on August 31, 2025, $4,250,000,
(iii)during the period beginning on September 1, 2025, and ending on February 28, 2026, $3,500,000,
(iv)during the period beginning on March 1, 2026, and ending on July 31, 2026, $2,000,000,
(v)during the period beginning on August 1, 2026, and ending on February 27, 2027, $1,250,000, and
(vi)during the period on or after February 28, 2027, $0.
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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of February 7, 2024, and is effective as of, the Effective Date.

POLARIS INC., a Minnesota corporation
By:    /s/ John Springer
Name:    John Springer
Title:    Vice President
WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC
By:    /s/ Laura Early
Name:    Laura Early
Title:    Senior Securitization Officer and Treasurer